Exhibit 99.3

Consent of Analysys International

November 3, 2014

Momo Inc.

20th Floor, Block B

Tower 2, Wangjing SOHO

No. 1 Futongdong Street

Chaoyang District, Beijing 100102

People’s Republic of China

Ladies and Gentlemen:

Analysys International hereby consents to references to its name in (i) the registration statement on Form F-1 (together with any amendments thereto, the “Registration Statement”) in relation to the initial public offering of Momo Inc. (the “Company”) to be filed with the United States Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, (ii) any past and future written correspondences with the SEC and any other future filings with the SEC, including filings on Form 20-F or Form 6-K or other SEC filings (collectively, the “SEC Filings”), and (iii) the Company’s marketing materials.

Analysys International further consents to inclusion of, summary of and reference to (i) the report entitled “China Mobile Social Instant Messaging Market Analysis Report 2014 ”, inclusive of any amendments, supplements and updates in any form thereto, and (ii) any other information, data and statements prepared by Analysys International, as well as citation of any of the foregoing in the Company’s Registration Statement and SEC Filings and in roadshows and other activities or publicity materials in connection with the proposed offering under the Registration Statement.

Analysys International also hereby consents to the filing of this letter as an exhibit to the Registration Statement.

Yours faithfully,

/s/ Yi Lin

Name:	Yi Lin
Title:	Executive President
For and on behalf of Analysys International (official seal)

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